Exhibit 5.1

Akin Gump Strauss Hauer & Feld LLP	T	+1 214.969.2800
2300 N. Field Street	F	+1 214.969.4343
Suite 1800	akingump.com
Dallas, TX 75201

March 11, 2025

Dorchester Minerals, L.P.

3838 Oak Lawn, Suite 300

Dallas, Texas 75219

Re:	Dorchester Minerals, L.P.
Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the offer and sale (1) of up to 12,659,982 common units representing limited partner interests in the Partnership (the “Primary Common Units”) by the Partnership and (2) the resale or reoffer by certain selling unitholders of Common Units of the Partnership (who originally received such Common Units from the Partnership as Primary Common Units in business combinations pursuant the Registration Statement) to be identified in one or more prospectus supplements (the “Secondary Common Units” and, together with the Primary Common Units, the “Common Units”). The Common Units may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein and supplements to the prospectus pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such partnership records of the Partnership and other certificates and documents of officials of the Partnership or its general partner, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies. We have also assumed that, upon sale and delivery of the Common Units, the certificates for the Common Units, if certificated, will conform to the specimen thereof included as an exhibit to the agreement of limited partnership of the Partnership and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Units or, if uncertificated, valid book-entry notations for the issuance of the Common Units in uncertificated form will have been duly made in the register of common units of the Partnership. As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Partnership, all of which we assume to be true, correct and complete.

March 11, 2025

Dorchester Minerals, L.P.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that when (a)  the Partnership has taken all necessary action to authorize and approve the issuance of the Common Units, the terms of the offering thereof and related matters, (b) the applicable definitive underwriting, purchase or similar agreement has been duly executed and delivered and (c) the Common Units have been issued and delivered in accordance with the terms of such agreement against payment in full of the consideration payable therefor as determined by the board of managers of the general partner of the Partnership and as contemplated by such agreement, then (1) the Primary Common Units will be duly authorized, validly issued in accordance with the agreement of limited partnership of the Partnership, fully paid (to the extent required under the agreement of limited partnership of the Partnership) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)) and (2) the Secondary Common Units will be duly authorized, validly issued in accordance with the agreement of limited partnership of the Partnership, fully paid (to the extent required under the agreement of limited partnership of the Partnership) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act).

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than the Delaware LP Act.

B.

We have assumed that at the time of the issuance of the Common Units, (i) the Partnership will validly exist and be duly qualified and in good standing under the laws of its jurisdiction of formation, (ii) the Partnership will have the necessary limited partnership power and due authorization, and the certificate of limited partnership and agreement of limited partnership of the Partnership will be in full force and effect and will not have been amended, restated, supplemented or otherwise altered, and there will have been no authorization of any such amendment, restatement, supplement or other alteration, since the date hereof; (iii) the terms of the Common Units and of their issuance and sale will have been established in conformity with and so as not to violate, or result in a default under or breach of, the certificate of limited partnership and agreement of limited partnership of the Partnership and any applicable law, regulation or administrative order or any agreement or instrument binding upon the Partnership and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Partnership; and (iv) sufficient Common Units will be authorized for issuance under the certificate of limited partnership and agreement of limited partnership of the Partnership that have not otherwise been issued or reserved or committed for issuance.

C.

This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein. We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Partnership or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ Akin Gump Strauss Hauer & Feld LLP AKIN GUMP STRAUSS HAUER & FELD LLP